EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                       SRI RECEIVABLES PURCHASE CO., INC.

                                  ARTICLE FIRST

                The name of the corporation is SRI Receivables Purchase Co., Inc. (hereinafter referred to as the "Corporation").

                                 ARTICLE SECOND

                The address of the Corporation's registered office in the State of Delaware is Corporation Service Company located at 1013 Centre Road, Wilmington, Delaware 19805, in the County of New Castle. The name of its registered agent at such address is Corporation Service Company.

                                  ARTICLE THIRD

                The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in the following activities:

                (a) to acquire for cash, promissory notes or other consideration from time to time interests in receivables arising out of or relating to the sale of merchandise and services, monies due thereunder, security interests in the merchandise and services financed thereby, proceeds from claims on insurance policies related thereto, any other proceeds related thereto and any other related rights (collectively, the "Receivables");

                (b) to own, hold, service, sell, transfer, assign, pledge, finance, refinance and otherwise deal with the Receivables, any related insurance policies, collateral or agreements securing or relating to the Receivables and any proceeds or further rights associated with any of the foregoing;

                (c) to transfer Receivables to one or more trusts (the "Trusts") pursuant to one or more pooling and servicing agreements or other agreements (the "Agreements") to be entered into by and among, among others, the Company, the trustee named therein (the "Trustee"), and any entity acting as servicer of such Receivables;

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                (d) to authorize and acquire from the Trusts certificates of one or more classes or series representing undivided interests in the assets of the Trusts (collectively, the "Certificates") or any notes or securities otherwise issued by the Trusts pursuant to the Agreements and to sell and deliver any such Certificates, notes or securities;

                (e) to hold and enjoy all of the rights and privileges of a holder of any class or series of Certificates, including without limitation any class or series of Certificates that may be subordinate to any other class or series of Certificates, respectively;

                (f) to enter into and perform its obligations under any agreement providing for the acquisition of Receivables, the Agreements, any agreement providing for the sale of any Certificates (including any sale of Certificates through one or more underwriters or dealers), and any agreement providing for the funding of any amount due under any Certificates through direct borrowings, letters of credit, insurance, or otherwise; and

                (g) to engage in any activity and to exercise any powers permitted to corporations under the laws of the State of Delaware that are related or incidental to the foregoing and necessary, convenient or advisable to accomplish the foregoing.

                                 ARTICLE FOURTH

                (a) Notwithstanding any other provision of the Certificate of Incorporation and any provision of law that otherwise so empowers the Corporation, the Corporation shall not, without receiving prior written confirmation from each nationally recognized rating agency which has been requested by the Corporation or any of its affiliates to rate any then outstanding class or series of Certificates (regardless of whether such Certificates are owned by the Company or by any other persons or entities) which is then rating such Certificates, that any such action taken by the Corporation will not have an adverse affect upon the rating of such Certificates, do any of the following:

                        (i) engage in any business or activity other than those
                set forth in Article Third;

                        (ii) incur any indebtedness for borrowed money, or
                assume or guaranty any indebtedness of any other entity, other than (A) indebtedness incurred in connection with Certificates, notes or securities issued by the Trusts pursuant to the Agreements, (B) indebtedness incurred in connection with the acquisition of Receivables, which indebtedness will provide that for so long as the Trust is in existence, such indebtedness will only be payable to the extent the

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                Corporation has available cash to pay such indebtedness; (C)
                indebtedness where the person to whom the indebtedness is owing has delivered to the Corporation an undertaking that it will not institute against, or join any other person in instituting against, the Corporation any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or look to property or assets of the Corporation in respect to such obligations and that such obligations shall not constitute a claim against the Corporation in the event that the Corporation's assets are insufficient to pay in full such obligations or other proceeding under any federal or state bankruptcy or similar law, for one year after all Certificates (other than Certificates held by the Corporation) are paid in full and (D) other indebtedness not exceeding 1% of the Corporation's total assets at such time, on account of incidentals or services supplied or furnished to the Corporation; or

                        (iii) dissolve or liquidate, in whole or in part,
                consolidate or merge with or into any other entity or convey or transfer its properties and assets substantially as an entirety to any entity.

                (b) Notwithstanding any other provision of this Certificate of Incorporation without the affirmative vote of 100% of the members of the Board of Directors of the Corporation, institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it or file a petition seeking, or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take corporate action in furtherance of any such action.

                                         ARTICLE FIFTH

                (a) The Board of Directors of the Corporation shall at all times include one independent Director. When voting on matters subject to the vote of the Board of Directors, including those matters specified in Article Fourth, the Independent Director shall take into account the interests of the creditors of the Corporation as well as the interests of the Corporation.

                (b) DEFINITIONS. The following terms shall have the meanings set forth below:

                        (i) An "Independent Director" shall be an individual
                who: (A) is not and has not been employed by an SRI Entity as a director, officer or

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                employee within the five years immediately prior to such
                individual's appointment as an Independent Director; (B) is not (and is not affiliated with a company or a firm that is) an advisor or consultant to an SRI Entity within the five years immediately prior to such individual's appointment as an Independent Director; (C) is not affiliated with a customer (other than an individual purchaser of retail items) or Supplier of an SRI Entity within the five years immediately prior to such individual's appointment as an Independent Director; (D) is not affiliated with a company of which an SRI Entity is a customer or supplier within the five years immediately prior to such individual's appointment as an Independent Director; (E) does not have a personal services contracts) with an SRI Entity within the five years immediately prior to such individual's appointment as an Independent Director; (F) is not affiliated with a tax-exempt entity that receives significant contributions from an SRI Entity within the five years immediately prior to such individual's appointment as an Independent Director; (G) is not the beneficial owner at the time of such individual's appointment as an Independent Director, or at any time thereafter while serving as an Independent Director, of any number of shares of any classes of common stock, or partnership interest, of an SRI Entity and (H) is not a spouse, parent, sibling or child of any person described by (A) through (G) and
                (I) not a major creditor of an SRI Entity within the five years prior to such appointment as an Independent Director.

                        (ii) An "affiliate" of a person, or a person "affiliated
                with," a specified person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person. For the avoidance of doubt, for purposes of this Certificate of Incorporation, Bain Capital, Tyler Capital Fund, L.P., Tyler Massachusetts, L.P., Tyler International, L.P. I, Tyler International, L.P. II and Court Square Capital Limited are affiliates of SRI.

                        (iii) The term "control" (including the terms
                controlling, controlled by" and "under common control with") shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, that a person shall not be deemed to control another person solely because he or she is a director of such other person.

                        (iv) The term "Person" shall mean any individual,
                partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person pursuant to Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, as in effect on July 22, 1993.

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                        (v) A "subsidiary" of SRI shall mean any corporation a
                majority of the voting stock of which is owned, directly or indirectly through one or more other subsidiaries, by SRI.

                        (vi) An "SRI Entity" shall be SRI and its subsidiaries
                and affiliates.

                                  ARTICLE SIXTH

                The total number of shares of stock which the Corporation has authority to issue is 1,000 shares of Common Stock, with a par value of $0.01 per share.

                                 ARTICLE SEVENTH

                The name and mailing address of the sole incorporator are as follows:

        NAME                                MAILING ADDRESS

        Charles B. Fromm                    c/o Kirkland & Ellis
                                            55 East 52nd Street
                                            New York, New York 10055

                                 ARTICLE EIGHTH

               The Corporation is to have perpetual existence.

                                  ARTICLE NINTH

                In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation; PROVIDED, HOWEVER, that such by-laws shall not be amended in any fashion that is inconsistent with this Certificate of Incorporation.

                                  ARTICLE TENTH

                Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

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                                ARTICLE ELEVENTH

                To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this Article Eleventh shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                 ARTICLE TWELFTH

                Neither the Corporation's funds nor any other assets of the Corporation are to be commingled with those of any other corporate or natural person.

                The Corporation will maintain separate corporate records, books of account and bank accounts from those of any other corporate or natural person.

                               ARTICLE THIRTEENTH

                The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

                               ARTICLE FOURTEENTH

                The Corporation shall not, without the prior written consent of each of the Independent Directors and of each nationally recognized rating agency that has been requested by the Corporation or any of its affiliates to rate any then outstanding class or series of Certificates (regardless of whether such Certificates are owned by the Company or by any other persons or entities) and that is then rating such certificates, amend, alter, change or repeal Articles Third, Fourth, Fifth, Ninth Twelfth or this Article Fourteenth of this Certificate of Incorporation. Subject to the foregoing limitation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

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                I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, as amended, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand on the 27th day of July, 1993.

                                                            /S/ CHARLES B. FROMM
                                                                Charles B. Fromm

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